Exhibit 10.1
PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001
October 28, 2024
Peter Stern
Via Email
Dear Peter:
Peloton Interactive, Inc. (the “Company”) is pleased to offer you employment on the following terms, commencing on a date to be mutually agreed and determined (the “Commencement Date”):
1.Position. Your title will be Chief Executive Officer and President, and you will report solely and directly to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
In addition, during your employment, you will be appointed to, and without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board. You will be deemed to have resigned your membership on the Board and any committee of the Board upon any termination or resignation of your employment, effective immediately and without any further action.
During your employment, you may (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board or an authorized committee thereof (not to be unreasonably withheld), (B) serve on civic or charitable boards or committees, (C) manage your personal and family investments, and (D) continue to serve on the positions set forth on Schedule 1 hereto (the “Outside Activities”), so long as any such activities do not, individually or in the aggregate, interfere with the discharge of your responsibilities to the Company or create a conflict of interests.
2.Salary. The Company will pay you a starting salary at the rate of $1,250,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
3.Annual Bonus. You will be eligible to receive an annual cash bonus of 100% of your base salary for fiscal year 2025 (July 1, 2024 – June 30, 2025), pro-rated to account for your partial year of service. Based on your anticipated start date of January 1, 2025, this fiscal year 2025 bonus would be $625,000.00. For fiscal year 2026 and later, you will be eligible to receive an annual cash bonus with a target of 100% of your base salary, with the performance metrics to be established by the Board in consultation with you. The actual amount of the annual bonus, if any, will be determined by the Board in its sole discretion. Annual bonuses will be paid no later than August 15 following the close of the corresponding fiscal performance year. You must be employed in good standing on the payment date.

4.Signing Bonus. Subject to approval by the Board or its Compensation Committee, you will be eligible to receive a discretionary signing bonus of $1,000,000.00 within 30 days of the Commencement Date. Should you leave the Company prior to the 18-month anniversary of the Commencement Date for any reason other than termination by the Company without Cause (as defined in the in the Company’s Severance and Change in Control Plan (the “Severance Plan”)), or a resignation by you for Good Reason (as defined in the Severance Plan), you will be required to reimburse the Company the full amount of the signing bonus within 30 days of your departure. The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination.
5.Relocation. The Company expects that you will relocate to the New York metropolitan area within one year of accepting this offer of employment. The Company will support your relocation through our relocation services provider. These relocation services will include assistance selling your Michigan residence; provided, however, that the Company will not reimburse you for any capital losses resulting from such sale. Should you leave the Company prior to the two-year anniversary of your Commencement Date for any reason other than termination by the Company without Cause (as defined in the Severance Plan) or a resignation by you for Good Reason (as defined in the Severance Plan), you will be required to reimburse the Company a pro-rated share of the net after-tax amount of any relocation expenses (which share will be based on the number of months remaining between the date of termination and the date of the two-year anniversary of your Commencement Date). The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination. The relocation benefits and related reimbursements will be structured either to be exempt from Section 409A of the Internal Revenue Code or to comply with the reimbursement plan rules set forth in Treas. Reg. § 1.409A-3(i)(1)(iv). You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate.
6.Return to Office Policy. Your role is not a remote role, so you will be required to work from the New York office pursuant to the Peloton Return to Office Policy (“RTO Policy”) Tuesday, Wednesday, and Thursday of each week, subject to terms and conditions of the RTO Policy, as may be amended from time to time.
7.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. The Company reserves its right to amend, modify, or terminate its benefit plans at any time, subject to applicable law. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
8.Security Services. The Company will provide, at its expense, security services to transport or accompany you between your residence and the Company’s offices in New York.
9.Equity Awards. Subject to the approval of the Board or its Compensation Committee, you will be eligible to receive equity awards under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”; such awards collectively, the “Equity Awards”). The Equity Awards will be valued at $20,000,000.00 in the aggregate on the date of grant, allocated as follows: (i) stock options to purchase shares of the Company’s Class A common stock valued at $5,000,000.00 (the “Stock Option Awards”); (ii) time-based restricted stock units valued at $10,000,000.00 (the “RSU Awards”); and (iii) performance-based restricted stock units valued at $5,000,000.00 (the “PSU Awards”). For the avoidance of doubt, each Equity Award will cover the number of shares of Class A

Common Stock determined using the Company’s then prevailing approved valuation methodology, rounded up to the nearest whole share. The PSU Awards will be granted in four tranches, each with a target value of $1,250,000.00. Subject to your continued service through such date, the first tranche will vest on September 15, 2025, as a percentage of the target amount based on the performance metrics approved by the Compensation Committee and reflected in the awards granted to the Company’s other senior executives for fiscal year 2025. Performance metrics for subsequent tranches will be determined by the Board or its Compensation Committee in consultation with you and vesting shall be subject to your continuous service through the applicable vesting dates. The Stock Option Awards and the RSU Awards will vest in 1/4th annual installments on each of the first, second, third, and fourth anniversaries of the Commencement Date, subject to your continuous service through the applicable vesting dates, subject to and except as modified by the provisions of Section 10 below.
Each Equity Award will vest in accordance with the vesting schedule set forth in the applicable award agreement (which shall reflect the foregoing), subject to your continuous service through the applicable vesting dates. The Equity Awards will be subject to the terms and conditions applicable to the respective grants under the Plan and the respective award agreements to be entered into between you and the Company.
Subject to the approval and at the discretion of the Board or its Compensation Committee, we expect that the Company will grant you a refresh equity award with a target value of $15,000,000.00 for each of fiscal years 2026 and 2027, with 50% granted as time-based restricted stock units and 50% granted as performance-based restricted stock units, with the performance metrics to be established by the Board or its Compensation Committee in consultation with you, in each case subject to the terms and conditions of the Equity Plan and the applicable award agreements.
10.Severance and Change in Control. You will be a participant in the Severance Plan as a Tier 1 participant, provided, however, that (i) your “Severance Multiplier” and “CIC Severance Multiplier” shall each be 2 times your “Base Salary”; (ii) the phrase “the Participant’s target annual cash bonus” in Section 3.1(a)(iii)(A) shall be replaced with “2 times the Participant’s target annual cash bonus”; (iii) the phrase “the Participant’s target annual cash bonus” in Section 3.2(a)(iii) shall be replaced with “2 times the Participant’s target annual cash bonus”; (iv) the phrase “twelve months of service” in Section 3.1(c)(i) shall be replaced with “twenty-four months of service”; and (v) in the case a termination of your employment during a “Change in Control Period”, the definition of “Good Reason” in Section 9.15 shall include your ceasing to report solely to the board of directors of the entity that is the ultimate parent entity of the Company (or its successor), if there is such a parent entity, or, if there is no such parent entity, your ceasing to report solely to the Board. In addition, any performance-based “Equity Awards” subject to Section 3.1(c)(i) shall vest only to the extent the performance criteria applicable to each such award have been satisfied as of the end of the applicable performance period. Finally, in the event of your death during your active employment with the Company, your termination of employment will be treated as a termination without “Cause”. For the avoidance of doubt, acceleration and/or forfeiture of equity, including the Equity Awards, upon termination will be governed by the Severance Plan, as modified by this letter agreement. For purposes of this Section 10, capitalized terms in quotation marks shall have the meanings ascribed to them in the Severance Plan, and all cross-references shall be references to the Severance Plan.
11.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”).

12.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
13.Tax Matters.
a.Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
b.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
c.Section 409A. Section 8.1 of the Severance Plan is hereby incorporated by reference and shall apply, mutatis mutandis, to the provisions set forth herein.
14.Legal Advice and Legal Fee Reimbursement. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement and the PIIA. Peloton will reimburse reasonable legal fees up to $20,000.00 for review and negotiation of this offer of employment and associated documentation, including the PIIA. Any such reimbursement will be made following your timely presentation of appropriate documentation itemizing such expenses in reasonable detail. Any reimbursements will be made within 30 days of substantiation, and in no event later than December 31, 2024.
15.Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court – in other words, should you file a claim or counterclaim in arbitration against the Company, the Company will pay the difference between the then applicable JAMS filing fee (available at: https://www.jamsadr.com/arbitration-fees) and the then applicable filing fee for obtaining an Index Number to commence a lawsuit in the New York State Supreme Court, pursuant to NY CPLR § 8018 (available at: https://

www.nycourts.gov/forms/filingfees.shtml). Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
For the avoidance of doubt, this arbitration requirement shall not apply to any criminal matters, matters for which arbitration is prohibited by law (such as sexual assault and sexual harassment claims), claims for unemployment or workers compensation, and shall not prevent you from filing a charge with the Equal Employment Opportunity Commission or any other government agency; provided that, unless prohibited by applicable law, any subsequent legal action shall be subject to individual arbitration as provided herein.
16.Coverage Under Directors’ and Officers’ Liability Insurance Policies; Indemnification. The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s by-laws for your services rendered as an officer and director of the Company and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.
17.Interpretation, Amendment, and Enforcement. This letter agreement and the PIIA constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.
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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the PIIA and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on a satisfactory review of a background check and upon your starting work with the Company by the mutually agreed start date.
If you have any questions, please feel free to reach out.
[Signature Page Follows]

Very truly yours,
PELOTON INTERACTIVE, INC.
/s/ Jay Hoag

By: Jay Hoag
Title: Chairperson, Board of Directors

I have read and accept this employment offer:
/s/ Peter Stern
_______________________
Peter Stern
Dated: 10/28/2024